SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 15, 2013

JONES LANG LASALLE INCORPORATED
(Exact name of registrant as specified in its charter)

Maryland	001-13145	36-4150422
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 East Randolph Drive, Chicago, IL	60601
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (312) 782-5800

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ]	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(b). Pending Retirement of Members of the Board of Directors.

Each of Darryl Hartley-Leonard and Thomas C. Theobald, members of the Board of Directors of Jones Lang LaSalle Incorporated (the “Company”), has decided to retire from the Board of Directors and therefore not to stand for re-election to the Board at the Company’s 2013 Annual Meeting of Shareholders on May 30, 2013. Messrs. Hartley-Leonard and Theobald will remain members of the Board of Directors until that date.

Mr. Hartley-Leonard is a also a member of each of the Audit Committee and the Nominating and Governance Committee. Mr. Theobald is a member of the Compensation Committee and the Nominating and Governance Committee.

Sheila Penrose, Chairman of the Jones Lang LaSalle Board, said “Darryl and Tom became Directors fifteen years ago in connection with the initial public offering in 1997 of our predecessor company, LaSalle Partners Incorporated, and then were engaged in our transformative and visionary merger with the Jones Lang Wootton companies in 1999. We are deeply grateful for their extraordinary dedication to the firm and confident that our shareholders have benefitted from their wisdom, energetic commitment and unfailing integrity.”

Colin Dyer, President and Chief Executive Officer of Jones Lang LaSalle, added “Both Darryl and Tom have served with distinction. Their business acumen, experience and global perspective have been invaluable to their Board colleagues and our management team. We will miss them and we wish them all the best.”

The Company is conducting searches to replace the vacancies that will result from these two retirements. In addition to Ms. Penrose and Messrs. Dyer, Hartley-Leonard and Theobald, the other current members of the Board are Hugo Bagué, Dame DeAnne Julius, Ming Lu, Lauralee E. Martin, Martin H. Nesbitt, David B. Rickard and Roger T. Staubach.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 18, 2013	JONES LANG LASALLE INCORPORATED

By:	/s/ Mark J. Ohringer
	Name:	Mark J. Ohringer
	Title:	Executive Vice President, Global General Counsel and Corporate Secretary

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